Exhibit 10.1

THE VALSPAR CORPORATION

KEY EMPLOYEES’ SUPPLEMENTARY RETIREMENT PLAN

(As Restated Effective October 15, 2008)

1.         General. The Plan enabled the Corporation to retain the services of designated key employees by providing for them and their families a supplemental source of income upon disability, retirement or death. It is the purpose of this restatement to bring the Plan into compliance with the requirements of Code §409A and regulations promulgated thereunder from and after October 15, 2008, (the “Restatement Date”) and to provide for the transitional relief under the proposed regulations under Code §409A and prior Internal Revenue Service notices (“Applicable Guidance”) for the period between the Restatement Date and December 31, 2008. This Plan, as restated, shall be administered and operated so as to comply with Code §409A and Applicable Guidance, even if contrary to the terms of this document, which shall be interpreted and/or modified in a manner consistent with the requirement of Code §409A, to the greatest extent permitted by law.

2.         Distribution Election. The payment of each participant’s Supplementary Retirement Account in effect on the Restatement Date in a form consistent with the provisions set forth in (a) through (d) below shall continue in effect, subject to the right of the participant to change the time and form of payment prior to December 31, 2008. Any such election shall comply with the requirements of Section XI.C of the Preamble to the Proposed Regulations under Code §409A, as modified by Notice 2007-86, shall be irrevocable as of December 31, 2008 and apply to any amount payable after December 31, 2008. The forms of payment available under the Plan shall be as follows:

(a)        single lump sum between January 2009 and October 2018;

(b)        annual or quarterly installments over either 5 or 10 years beginning January 2009, in an annual amount equal to the balance of the Supplementary Retirement Account as of the prior fiscal year-end multiplied by the fraction of 1 divided by the number of years remaining in the installment period;

(c)        annual installments over the participant’s life expectancy computed by the Single Life Table in IRC Reg. §1.401(a)(9)-9 as set forth on Appendix A or using the Uniform Life Table in IRC Reg. §1.401(a)(9)-9 if election was made previously using that table, in an annual amount equal to the balance of the Supplementary Retirement Account as of the Corporation’s prior fiscal year-end multiplied by the fraction of 1 divided by the number of years remaining in the participant’s life expectancy; or

(d)        annual installments over the joint life expectancies of the Participant and the Participant’s spouse computed by the Single Life Table in IRC Reg. §1.401(a)(9)-9 set forth on Appendix A or using the Uniform Life Table in IRC Reg. §1.401(a)(9)-9 if election was made previously using that table, in an annual amount equal to the balance of the Supplementary Retirement Account as of the Corporation’s prior fiscal year-end multiplied by the fraction of 1 divided by the number of years remaining in the participant’s life expectancy, and upon the participant’s death, the life expectancy of the participant’s spouse using the spouse’s age as of the spouse’s birthday in the year of the participant’s death.

Nothing in this Section 2 shall modify any election that provided for scheduled payments of the participant’s Supplementary Retirement Account in effect for 2008. Notwithstanding anything herein to the contrary, the Corporation shall delay any payment to any participant who is a “specified employee” (as defined in IRC Reg. §1.409A-1(i)) until the earliest date permitted under IRC Reg. §1.409A-3(i)(2).

3.         Accumulation. The Corporation shall credit the participant’s Supplementary Retirement Account as of the Corporation’s fiscal year-end of the prior year with interest at the long term Applicable Federal Rate compounded annually in effect for November of the current year as published by the Department of Treasury. A participant’s Supplementary Retirement Account shall not in any manner be segregated by the Corporation, and the Corporation’s obligations with respect to such account shall be only an unsecured promise to pay, not evidenced by a promissory note.

4.         Distribution of Account. Distribution of the participant’s Supplementary Retirement Account shall be made in the form elected by the participant in the manner set forth in Section 2.

(i)         In the event the form of payment of a participant’s Supplementary Retirement Account has not been designated by the participant as provided in Section 2 by December 31, 2008, the participant’s Supplementary Retirement Account shall be paid in 10 annual installments beginning October 2009 in an annual amount equal to the balance of the participant’s Supplementary Retirement Account as of the prior fiscal year-end multiplied by the fraction of 1 divided by the number of years remaining in the installment period.

(ii)        Except with respect to a participant who has elected a joint and survivor form of payment under Section 2(d), upon the participant’s death, any amount remaining in the participant’s Supplementary Retirement Account shall be paid to the participant’s beneficiary designated in writing by the participant in a single lump sum. If no designated beneficiary survives the participant, such payments shall be made to the participant’s spouse, if living, otherwise to the persons who would be the participant’s heirs-at-law in the proportions and determined as though the participant had then died intestate a resident of the State of Minnesota, but in accordance with the laws of said state governing the descent of personal property in effect as of the inception date of the Plan. In the event the participant’s spouse dies while receiving payments under a joint and survivor form of payment, any amount remaining in the participant’s Supplementary Retirement Account shall be paid to the spouse’s estate.

(iii)       The Corporation shall withhold and remit any federal, state and local taxes required by law to be withheld out of each payment and the participant shall remain liable for any other income, employment or excise taxes due with respect to such payment.

5.         Small Account Distributions. Notwithstanding the foregoing, the Corporation will make a distribution in a single lump sum of the balance in the participant’s Supplementary Retirement Account if the balance represents the entirety of the participant’s interest under this Plan is not greater than $15,000 at the end of any fiscal year.

6.         Termination or Modification. The Corporation reserves the right to terminate this Plan or to modify the provisions hereof from time to time, except that the Corporation may not exercise such right in any manner which would adversely affect any rights of an employee theretofore accrued. Any termination of this Plan prior to the payment of all benefits due hereunder shall comply with the requirements of Treas. Reg. §1.409A-3(j)(4)(ix).

* * * * * * * *

As initially adopted by the Executive Committee October 29, 1974, amended through October 30, 1978 and restated effective October 15, 2008. The restatement was approved by the Compensation Committee of the Board on October 14, 2008 and by the Board on October 15, 2008.

Appendix A

Single Life Table under IRC Reg §1.401(a)(9)-9

Age	Life Expectancy	Age	Life Expectancy

55	29.6	84	8.1
56	28.7	85	7.6
57	27.9	86	7.1
58	27.0	87	6.7
59	26.1	88	6.3
60	25.2	89	5.9
61	24.4	90	5.5
62	23.5	91	5.2
63	22.7	92	4.9
64	21.8	93	4.6
65	21.0	94	4.3
66	20.2	95	4.1
67	19.4	96	3.8
68	18.6	97	3.6
69	17.8	98	3.4
70	17.0	99	3.1
71	16.3	100	2.9
72	15.5	101	2.7
73	14.8	102	2.5
74	14.1	103	2.3
75	13.4	104	2.1
76	12.7	105	1.9
77	12.1	106	1.7
78	11.4	107	1.5
79	10.8	108	1.4
80	10.2	109	1.2
81	9.7	110	1.1
82	9.1	111	1.0
83	8.6